UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada H3B 5H2
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (514) 875-2160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Bowater Incorporated (“Bowater”), a subsidiary of AbitibiBowater Inc. (“AbitibiBowater”), and certain of Bowater’s direct and indirect subsidiaries, entered into amendments, dated as of February 25, 2008 (the “Amendments”), to Bowater’s U.S. and Canadian credit agreements. The Amendment to the U.S. credit agreement was entered into between Bowater and certain subsidiaries of Bowater, AbitibiBowater, certain lenders party thereto and Wachovia Bank, National Association, as Administrative Agent for the various lenders under that credit agreement. The Amendment to the Canadian credit agreement was entered into among Bowater, Bowater Canadian Forest Products Inc. (an indirect subsidiary of Bowater), Bowater and certain subsidiaries of Bowater, AbitibiBowater, certain lenders party thereto and The Bank of Nova Scotia, as Administrative Agent for the lenders party to that credit agreement. The Amendments principally (i) contemplate the transfer by Bowater of the Catawba, South Carolina mill assets and related operations to a new wholly owned subsidiary of Bowater (the “Catawba Subsidiary”); (ii) permit the transfer of the equity of the Catawba Subsidiary to AbitibiBowater,(iii) make the Catawba Subsidiary an additional borrower under the U.S. credit agreement and a guarantor of the Canadian Obligations; (iii) permit the Catawba Subsidiary, AbitibiBowater, Bowater and/or certain of their subsidiaries to incur up to an aggregate of $700 Million of additional secured indebtedness, subject to certain conditions; (iv) for 2008, increase the Applicable Margin and increase the First Lien Leverage Ratio requirement and decrease the Interest Coverage Ratio requirement and (v) waive any and all defaults that may have occurred as a result of a failure by Bowater and its subsidiaries to comply with certain financial covenants. The amendments contemplate that the Catawba Subsidiary will grant a mortgage on the Catawba mill assets on or before March 31, 2008 as security for $250 Million of the indebtedness outstanding under the U.S. credit agreement and for $50 Million as security for the Canadian credit agreement.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the Amendments, which are filed as Exhibits 10.1 and 10.2 hereto, and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

During the Question and Answer portion of AbitibiBowater’s earnings conference call on February 28, 2008, the Company responded to a question relating to its current liquidity position. The following statement is presented to clarify AbitibiBowater’s response: As of February 26, 2008, the Company had invested cash and undrawn amounts under its credit facilities of approximately $385 million (approximately $260 million at Bowater and approximately $125 million at Abitibi). These amounts exclude cash in the banking network, such as lock box receipts and bank accounts at facilities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1

Third Amendment and Waiver, dated as of February 25, 2008, to the Credit Agreement dated as of May 31, 2006 by and among Bowater Incorporated, certain subsidiaries of Bowater party thereto, AbitibiBowater, Inc., the Lenders and the Canadian Lenders party thereto and Wachovia Bank, National Association, as administrative agent for the Lenders party thereto

10.2

Third Amendment and Waiver, dated as of February 25, 2008, to the Credit Agreement dated as of May 31, 2006 by and among Bowater Canadian Forest Products Inc., Bowater Incorporated, certain subsidiaries and affiliates of Bowater party thereto, AbitibiBowater, Inc., the Lenders and the U.S. Lenders party thereto and The Bank of Nova Scotia, as administrative agent for the Lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ABITIBIBOWATER INC.

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Senior Vice President and Chief Financial Officer

Dated:     February 29, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Third Amendment and Waiver, dated as of February 25, 2008, to the Credit Agreement dated as of May 31, 2006 by and among Bowater Incorporated, certain subsidiaries of Bowater party thereto, AbitibiBowater, Inc., the Lenders and the Canadian Lenders party thereto and Wachovia Bank, National Association, as administrative agent for the Lenders party thereto

10.2

Third Amendment and Waiver, dated as of February 25, 2008, to the Credit Agreement dated as of May 31, 2006 by and among Bowater Canadian Forest Products Inc., Bowater Incorporated, certain subsidiaries and affiliates of Bowater party thereto, AbitibiBowater, Inc., the Lenders and the U.S. Lenders party thereto and The Bank of Nova Scotia, as administrative agent for the Lenders party thereto